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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF PALM, INC.

Palm Computing Europe SARL (France)
Palm Computing K.K. (Japan)
Palm do Brasil Limitada (Brazil)
Palm Europe Limited (UK)
Palm Europe Limited (Italy)
Palm Europe Limited (Switzerland)
Palm France (France)
Palm Germany GmbH i.G. (Germany)
Palm Global Operations, Ltd. (Ireland)
Palm Hong Kong Ltd. (Hong Kong)
Palm Ireland Investment (Ireland)
Palm Latin America, Inc., Argentina Branch (Argentina)
Palm Mexico S.A. de C.V. (Mexico)
PalmOS BV (Netherlands)
Palm Sales Australia Pty Limited (Australia)
Palm Sales Canada Inc. (Canada)
Palm Singapore Sales Pte. Ltd. (Singapore)
Palm Sweden A.B. (Sweden)